UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 24, 2005

FLORIDA EAST COAST INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

001-08728	59-2349968
(Commission File Number)	(IRS Employer Identification No.)

One Malaga St., St. Augustine, FL	32084
(Address of Principal Executive Offices)	(Zip Code)

904-829-3421

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On February 22, 2005, Florida East Coast Industries, Inc., a Florida corporation (the “Company”) entered into a new five-year, $150 million unsecured revolving credit facility, which replaces a $200 million revolving credit facility, which had no outstanding commitments and was set to expire on March 31, 2005. At the Company’s discretion and subject to certain conditions contained in the agreement, the Company may increase the aggregate revolving commitments by up to $100 million. Bank of America, N.A. acted as the Lead Arranger and Administrative Agent for the new credit facility, while both Wachovia National Bank, N.A. and SunTrust Bank acted as Co-Syndication Agents and LaSalle Bank, N.A. acted as Documentation Agent.

Under the new credit facility the Company will pay quarterly commitment fees, as applicable under the agreement, at a rate of 12.5 – 25.0 basis points. Borrowings under the credit agreement bear interest at a spread of 50 – 112.5 basis points plus a LIBOR Index. Currently, the commitment fee is 12.5 basis points and any borrowings will be at LIBOR plus 50 basis points.

A copy of the form of the agreement is being filed with this Current Report on Form 8-K as Exhibit 10.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosures above under Item 1.01(b) of this Current Report on Form 8-K relating to the new Credit Agreement are also responsive to Item 2.03 of this report and are hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits:

Exhibit No.	Description
10	Credit Agreement

99	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Florida East Coast Industries, Inc.

BY:	/s/ Heidi J. Eddins
Heidi J. Eddins
Executive Vice President,
General Counsel & Corporate Secretary

Dated: February 24, 2005

INDEX TO EXHIBITS

Exhibit No.	Description
10	Credit Agreement

99	Press Release